DEBTOR-IN-POSSESSION LOAN AND SECURITY AGREEMENT

THIS DEBTOR-IN-POSSESSION LOAN AND SECURITY AGREEMENT, dated as of August 4, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among Novation Companies, Inc., a Maryland corporation (“NCI”), Novation Holding, Inc., a Delaware corporation (“Holdings”), Healthcare Staffing, Inc., a Georgia corporation (“HCS”), and NovaStar Mortgage LLC, a Virginia limited liability company (“NSM” and together with NCI, Holdings and HCS, individually and collectively, the “Borrower” or the “Debtor”), certain Subsidiaries of the Borrower that may become party hereto from time to time (the “Subsidiary Guarantors”), the Lenders set forth on the signature pages hereto (the “Lenders”), and Nighthawks Holdings I, LLC, a Delaware limited liability company, as a Lender and as administrative agent for the benefit of the Lenders (in its capacity as administrative agent, together with its assignees and successors and any designees thereof, the “Agent” and collectively with the Borrower, the Subsidiary Guarantors and the Lenders, the “Parties”).

The parties hereto agree as follows:

1.             Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 26 hereof.

2.	The Loan; Fees.

(a)  Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender severally agrees, subject solely to the satisfaction of the conditions set forth in Section 3 hereof, to make loans to the Borrower at any time and from time to time, on any Business Day, during the Availability Period, in an aggregate principal amount at any time outstanding not to exceed One Million Seven Hundred Seventy Thousand Dollars ($1,770,000) (the “Facility Amount”), as such amount may be reduced from time to time pursuant to the terms of this Agreement (the “Facility” and, the loans extended (which, for the avoidance of doubt, shall include the making of the Initial Borrowing into the Specified Account as further set forth herein), from time to time, thereunder, the “Loans”). During the Availability Period, the Borrower may request to borrow and repay in whole or in part, up to the maximum amount of the Facility, subject to the terms of this Agreement and the Orders. All Loans made after the Initial Borrowing shall be based upon and subject to the terms of the Budget. Amounts repaid shall not be reborrowed. Except as otherwise provided in the Plan, the Borrower shall repay all Loans, together with all accrued and unpaid interest thereon and other amounts due hereunder, no later than the Maturity Date.

(b)  The obligation of the Borrower to repay the outstanding principal amount of the Loans, and any and all interest which accrues thereon, shall be recorded by the Agent and attached on Annex A hereto. The Agent is hereby authorized to endorse Annex A with an appropriate notation evidencing each Loan of principal made by the Lenders pursuant to this Agreement; provided however, that the failure to make any such notation will not limit, expand or otherwise affect the rights of the Agent and/or Lenders under this Agreement or the Obligations of the Borrower and the other Loan Parties under this Agreement.

(c)  The liabilities and obligations of each Lender hereunder shall be several and not joint, and neither the Agent nor any Lender shall be responsible for the performance by any other Lender of its obligations hereunder. The failure of any Lender to advance the proceeds of its Pro Rata Share of any Loan required to be advanced hereunder shall not relieve any other Lender of its obligation to advance the proceeds of its Pro Rata Share of any Loan required to be advanced hereunder. Each Lender hereunder shall be liable to the Borrower only for the amount of its respective Commitment.

(d)  Facility Fee. As consideration for the extension of the Facility to Borrower; Borrower shall pay to Agent, for the account of each Lender a facility fee equal to $106,200 (the “Facility Fee”). A portion of the Facility Fee equal to $55,000 shall be fully earned and non- refundable on the date the Interim Order is entered and shall be paid directly to the Agent for the benefit of the Lenders from the proceeds of the Initial Borrowing. The remaining $51,200 of the Facility Fee shall be fully earned and non-refundable on the date the Final Order is entered and shall be paid directly to the Agent for the benefit of the Lenders from the proceeds of the first Loan after the Initial Borrowing. For federal income tax purposes, the Parties agree to treat the Upfront Fee as causing the Loan to have been issued at a discount and not as a separate fee.

3.	Conditions to Loans.

(a)  On the date on which each Loan is made and, except with respect to the condition precedent set forth in clause (i), after giving effect to the making of such Loan: (i) the Agent shall have received a request for such Loan, upon at least five (5) Business Days’ prior written notice, before 12:00 p.m., New York City time executed by the Borrower; (ii) the aggregate principal amount of all outstanding Loans shall not exceed the availability under the Facility then in effect; (iii) all payments then due and payable by all Loan Parties under this Agreement shall have been paid, (iv) the representations and warranties set forth in Section 11 hereof, shall be true and correct with the same effect as though made on and as of such date; (v) the Borrower and each other Loan Party shall be in material compliance with all the terms and provisions contained in this Agreement to be observed or performed, (vi) the conditions set forth in Section 3(d) of this Agreement shall have been satisfied, and (vii) no Default or Event of Default shall have occurred and be continuing. The Agent shall promptly notify each Lender of the receipt of a request for borrowing, the amount of the Loan and the amount of such Lender’s Pro Rata Share of the applicable Loans and the date the Borrowing is to be made.

(b)  Without limiting the conditions set forth in Section 3(a), the initial borrowing of the Loans shall be made into the Specified Account in an amount not to exceed the Initial Amount, and evidence of such deposit shall be made available to the Borrower no later than one (1) Business Day after entry of the Interim Order (such borrowing, the “Initial Borrowing”).

(c)  Subject to the fulfillment of all applicable conditions set forth herein, each Lender shall make the proceeds of its Pro Rata Share of each Loan available to the Agent no later than 11:00 a.m. on the date specified in the request for borrowing as the borrowing date, in immediately available funds, and, upon fulfillment of all applicable conditions set forth herein, the Agent shall deposit such proceeds in immediately available funds in the Specified Account not later than 2:00 p.m. on the borrowing date or, if requested by the Borrower in the request for borrowing, shall wire-transfer such funds as requested on or before such time. Absent contrary written notice from a Lender, the Agent may assume that each Lender has made its Pro Rata Share of the requested Borrowing available to the Agent on the applicable borrowing date, and the Agent may, in reliance upon such assumption (but is not required to), make available to the Borrower a corresponding amount. If a Lender fails to make its Pro Rata Share of any requested Loan available to the Agent on the applicable borrowing date, then the Agent may recover the applicable amount on demand: (i) from such Lender, together with interest at the Non-Default Rate for the period commencing on the date the amount was made available to the Borrower by the Agent and ending on (but excluding) the date the Agent recovers the amount from such Lender; or (ii) if such Lender fails to pay its amount upon the Agent’s demand, then from the Borrower, together with interest at a rate per annum equal to the rate applicable to the requested Loan for the period commencing on the borrowing date and ending on (but excluding) the date the Agent recovers the amount from the Borrower.

(d)  The obligation of each Lender to fund the Initial Borrowing is subject to the satisfaction of the following conditions precedent:

(i)                 Agent shall have received, in form and substance satisfactory to Agent, the following:

(1)  executed copies of this Agreement and the other Loan Documents;

(2)  a request for borrowing signed by Borrower in form and substance reasonably satisfactory to Agent; and

(3)  such other documents, and completion of such other matters, as Agent may reasonably deem necessary or appropriate;

(ii)   the Loan Parties shall have delivered to Agent the initial Budget, which Budget shall be in form and substance satisfactory to Agent;

(iii)  the Interim Order Entry Date shall have occurred not later than two (2) Business Days following the Petition Date, and the Interim Order shall be in full force and effect, shall not have been vacated or reversed, shall not have been modified or amended other than as acceptable to the Agent and shall not be subject to a stay;

(iv)  the Debtors shall be in compliance with, and no default shall have occurred under, the Restructuring Agreement; and

(v)   the Petition Date shall have occurred and each Loan Party shall be a debtor and debtor-in-possession in the Cases; and

(vi)  the “first day orders” sought by the Borrower shall be reasonably satisfactory in form and substance to the Agent and shall have been entered not later than two (2) Business Days following the Petition Date and shall be in full force and effect, shall not have been vacated or reversed, shall not have been modified or amended other than as acceptable to the Agent and shall not be subject to a stay.

(e)  The obligation of each Lender to make each Loan, including the Initial Borrowing, is further subject to the following conditions:

(i)   the Cases of any of the Debtors shall have not been dismissed or converted to a case under Chapter 7 of the Bankruptcy Code;

(ii)  no trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code or examiner with enlarged powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed in any of the Cases;

(iii)  no default hereunder or Event of Default shall have occurred and be in existence as of the date of such Loan;

(iv)  the Debtors shall be in compliance with, and no default shall have occurred and be in existence as of the date of such Loan under, the Restructuring Agreement; and

(v)   in the case of Loans other than the Initial Borrowing, the Debtor is in compliance with the Budget as provided for herein and the requested amount of such Loan is provided for in the Budget; and

(vi)  for each Loan made after the Final Order has been entered by the Bankruptcy Court, the Final Order shall be in full force and effect, shall not have been vacated or reversed, shall not have been modified or amended other than as acceptable to the Agent and shall not be subject to a stay.

4.	Interest Payments and Fees.

(a)   Interest shall accrue, daily, at a rate equal to 13% per annum (the “Non- Default Rate”) from the date of this Agreement until the Maturity Date. Interest shall be paid (i) on the Maturity Date and (ii) on the date of any payment or prepayment made pursuant to, and in accordance with, Section 5 and 6 hereof (each such date, a “Payment Date”). The payment due on each Payment Date shall be paid, in U.S. Dollars and in immediately available funds.

(b)   In computing interest with respect to any Loan made hereunder, the date on which such Loan was made shall be included and the date of the payment, in full, of the Obligations shall be excluded. Interest shall be calculated on the basis of a year of 360 days and actual days elapsed. Any amounts not paid or satisfied when due hereunder shall bear additional interest at a fixed rate equal to the lesser of (i) 3.00% per annum or (ii) the maximum amount permitted to be charged under all applicable law (such rate, the “Default Rate”) and shall be payable promptly upon demand in U.S. Dollars and in immediately available funds.

5.	Payments of the Loan and other Obligations.

(a)  Subject to the Plan, the Borrower shall pay on the Maturity Date, all of the outstanding principal balance of the Loan, together with all accrued and unpaid interest thereon, and all other outstanding and unpaid Obligations.

(b)  All payments of the Loan and the other Obligations shall be made by wire transfer in accordance with the Agent’s written instructions. Notwithstanding any other provision of this Agreement, if any day upon which a payment of the Loan or any other Obligation is due is not a Business Day, such payment shall be made on the next succeeding Business Day.

6.	Prepayments.

(a)  Prepayments. The Borrower shall not have the right to prepay the Loans without the prior written consent of the Agent and the Bankruptcy Court.

(b)  Application of Prepayments. Any prepayment pursuant to Section 6(a) shall be applied first to the payment of each Agent’s unpaid fees and expenses, second to accrued and unpaid interest which shall include the Default Rate, if any, third to the outstanding principal amount of the Loan.

(c)  All prepayments under Sections 6(a) and Error! Reference source not found. shall be made in U.S. Dollars and in immediately available funds and accompanied by the payment of (i) accrued and unpaid interest on the Loan, which shall include the Default Rate, if any, to be prepaid to but excluding the date of such prepayment, and (ii) all other amounts then due and payable under this Agreement.

7.             Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a)  Failure to Pay. The Borrower or any other Loan Party shall fail to pay (i)  the principal amount of the Loans or interest payment on the applicable due date hereunder or (ii)  any other payment required under the terms of this Agreement on the date due hereunder, and solely in the case of clause (ii) of this section (a), which failure continues for five (5) days.

(b)  Covenant Default. The Borrower or any other Loan Party shall breach any other covenant contained in this Agreement.

(c)  Representation or Warranty. Any representation or warranty made by the Borrower or any other Loan Party in this Agreement shall be materially incorrect or misleading as of the date such representation or warranty was made.

(d)  Control Agreements. The Borrower or any other Loan Party shall materially breach any covenant or representation contained in any Control Agreement or otherwise violate or terminate any Control Agreement.

(e)  Default under other Agreements. The Borrower or any other Loan Party shall (i) fail to pay, when due, any principal of, or interest, on any indebtedness in excess of $25,000 of such Loan Party, (ii) breach, violate or default under the Restructuring Agreement or (iii)  breach, violate or default under any agreement or instrument governing indebtedness in excess of $25,000 of such Loan Party, any securities issued by such Loan Party or any material agreement or contract which such Loan Party is a party thereto, and such failure, breach, violation or default has not been remedied or waived within five (5) days after the earlier of: (i) such Loan Party receiving a written notice from the Agent and (ii) any officer of such Loan Party becoming aware of such failure, breach, violation or default.

(f)  Attachment. Other than in connection with the Cases in each case, if any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged, rescinded or otherwise resolved to the commercially reasonable satisfaction of the Agent within ten (10) calendar days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any material portion of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid or otherwise resolved to the commercially reasonable satisfaction of the Agent within ten (10) calendar days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period).

(g)  Debt. If the Obligations or the Prepetition Debt shall not have the priority contemplated by this Agreement or the Orders, or the entry of any order in the Cases avoiding or requiring repayment of any portion of the payments made on account of the Obligations ore the Prepetition Debt.

(h)  Key Persons. Any Key Person shall (i) resign or be removed by the board of directors or other governing body of a Loan Party from its applicable position at such Loan Party without the prior written approval of Agent, or (ii) no longer perform in all material respects the duties, which shall include, but not be limited to, being actively involved in the business decisions of such Loan Party, of its applicable position at such Loan Party that he performs as of the date of this Agreement.

(i)   Cases. Any of the Cases of the Debtors shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code without the consent of the Agent, or an order shall be entered denying confirmation of the Plan.

(j)   IRC Section 382. The Agent determines in its reasonable discretion that an “ownership change” within the meaning of Section 382(g) of the Internal Revenue Code, as amended, has occurred or is about to occur.

(k)  Trustee. A trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code or an examiner with enlarged powers (beyond those powers set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code shall be appointed in any of the Cases.

(l)   Cash Collateral. An order of the Bankruptcy Court shall be entered denying or terminating use of cash collateral by the Loan Parties.

(m)  Relief from Stay. The Bankruptcy Court shall enter an order or orders granting relief from any stay of proceeding (including, the automatic stay applicable under Section 362 of the Bankruptcy Code to the holder or holders of any security interest) to (i) permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets of any of the Debtors which have a value in excess of $25,000 in the aggregate or (ii) permit other actions that would be reasonably expected to have a Material Adverse Effect on the Debtors or their estates (taken as a whole).

(n)   Orders. The Interim Order (prior to Final Order Entry Date) or Final Order (on and after the Final Order Entry Date) shall cease to create a valid and perfected Lien on the Collateral or to be in full force and effect, shall have been in any material respect reversed, modified, amended, stayed, vacated, or subject to stay pending appeal, without prior written consent of Agent.

(o)   Compliance with Orders. Any of the Loan Parties shall fail to comply with the Interim Order (prior to Final Order Entry Date) or Final Order (on and after the Final Order Entry Date) in any material respect, and such failure has not been remedied or waived within five (5) days after the earlier of: (i) such Loan Party receiving a written notice from the Agent and (ii) any officer of such Loan Party becoming aware of such failure.

(p)   Other Financing. (a) Except as permitted in the Interim Order or Final Order, the entry of any order of the Bankruptcy Court granting to any third party a Superpriority Claim or Lien pari passu with or senior to that granted to and/or for the benefit of the Agent hereunder, or (b) the Borrower shall make any payment of principal or interest or otherwise on account of any debt or payables other than the Obligations under the Facility or Prepetition Debt, or other than in accordance with the Budget approved by the Agent.

(q)   Avoidance. (a) Any suit or action is commenced against the Agent and/or Lenders by or on behalf of Borrower that constitutes a challenge or that asserts a claim or seeks a legal or equitable remedy that would have the effect of subordinating the claim or Lien of the Agent, or (b) the Bankruptcy Court rules in favor of any Person in any such suit or action commenced against the Agent and/or Lenders by or on behalf of such Person (after the Bankruptcy Court has granted such Person standing to commence such suit or action).

(r)    Plan Sponsor Termination Event. The occurrence and continuation of any event described in Section 10.03 of the Restructuring Agreement, regardless of whether the Plan Sponsors shall have exercised the right to terminate the Restructuring Agreement.

8.                  Rights of the Agent upon an Event of Default. Upon the occurrence or existence of any Event of Default, at the Agent’s option, subject to the Orders and notwithstanding the provisions of Section 362 of the Bankruptcy Code, without any application, motion or notice to, hearing before, or order from, the Bankruptcy Court, the Agent may: (i) terminate the Facility with respect to further Loans; (ii) reduce the Commitments from time to time; (iii) declare all or any portion of the Obligations, including all or any portion of the Loan to be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower; or (iv) exercise any rights and remedies provided to Agent under the Loan Documents or at law or equity, including all remedies provided under the Bankruptcy Code; and pursuant to the Interim Order and the Final Order, the automatic stay of Section 362 of the Bankruptcy Code shall be modified and vacated to permit Agent to exercise its remedies under this Agreement and the Loan Documents, without further notice, application or motion to, hearing before, or order from, the Bankruptcy Court. Notwithstanding the provisions of Section 362 of the Bankruptcy Code, without any application, motion or notice to, hearing before, or order from, the Bankruptcy Court, except as otherwise expressly provided herein, the Agent may also increase the rate of interest applicable to the Loan to the Default Rate. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, the Agent may exercise any other right, power or remedy permitted to them by law, either by suit in equity or by action at law, or both. Subject to the Orders, in connection with any sale or disposition of all or any portion of the Collateral, including in each case pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code or as part of restructuring plan subject to confirmation under Section 1129 of the Bankruptcy Code, or at any sale or foreclosure conducted by Agent, by a chapter 7 trustee under Section 725 of the Bankruptcy Code, or otherwise, in each case in accordance with applicable law and, with respect to any credit bid, Section 363(k) of the Bankruptcy Code, Borrower and each other Loan Party hereby gives Agent the power and right, without assent by such Loan Party, to “credit bid” the full amount of all Obligations allocated to the Lenders in order to purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral.

9.	Guaranty.

(a)  Provision of Guaranty. Upon the written request of the Agent, the Debtors shall cause, within three business days, each Subsidiary Guarantor to join this Agreement as Guarantor pursuant to a joinder agreement reasonably satisfactory in form and substance to the Agent in its sole discretion (the “Joinder Agreement”), pursuant to which Guarantor shall, jointly and severally, irrevocably and unconditionally, guarantee to the Agent irrespective of the validity and enforceability of this Agreement, the Loan or any of the Obligations, the full and punctual payment of the Obligations when due, whether at stated maturity, upon acceleration or otherwise. Upon execution of the Joinder Agreement, and failing the payment of the Loan or the other Obligations in full when due for whatever reason, each Guarantor shall be, jointly and severally, obligated to immediately pay the amount not so paid. Each Guarantor agrees that the guarantee contemplated hereby is a guarantee of payment and not a guarantee of collection.

(b)  Limitation on Guarantor Liability. Each Guarantor and the Lenders hereby confirm that it is the intention of all such parties that the Guaranty of such Guarantor not constitute a fraudulent transfer or fraudulent conveyance, or similar limitation, for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guaranty. To effectuate the foregoing intention, upon execution of the Joinder Agreement, each Guarantor and the Lenders irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as shall, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from the rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Agreement, result in the obligations of such Guarantor under its Guaranty not constituting a fraudulent transfer or fraudulent conveyance, or similar limitation, under applicable law. Notwithstanding anything to the contrary contained in this Agreement, upon execution of the Joinder Agreement, each Guarantor hereby unconditionally and irrevocably waives, releases and abrogates any and all rights it may now or hereafter have under any agreement, at law or in equity (including without limitation any law subrogating the Guarantor to the rights of the Lenders), to assert any claim against or seek contribution, indemnification or any other form of reimbursement from the Borrower or any other Loan Party liable for payment of any or all of the Obligations for any payment made by the Guarantor under or in connection with its Guaranty or otherwise until such time as all Obligations are paid in full under this Agreement and this Agreement has been terminated in accordance with Section 19 hereof.

(c)  Release of Guaranty. Upon the termination of this Agreement pursuant to Section 19 hereof, all of the Guaranties shall be released and discharged without any further action by any person.

10.	Creation of Security Interest.

(a)  Grant of Security Interest. To secure the full and punctual payment by each Loan Party of the Obligations and all other amounts outstanding under this Agreement, when due, each Loan Party hereby grants the Agent (for the benefit of the Lenders), a continuing security interest in and continuing lien on all of such Loan Party’s right, title and interest, whether now owned or hereafter acquired, in, to and under the Collateral (as defined in Annex B attached hereto). The security interest granted pursuant to this Section 10(a) shall continually exist until the Obligations and all other amounts outstanding under this Agreement have been paid in full in cash. Each Loan Party hereby authorizes the Agent to file financing statements and any other instruments to perfect (and continue to perfect from time to time) the security interest. Each Loan Party will take such commercially reasonable actions as the Agent deems appropriate from time to time to perfect or continue the security interest granted hereunder. Each Loan Party appoints the Agent as his true attorney in fact to perform any of the following actions, which are coupled with an interest, are irrevocable until the termination of this Agreement and may be exercised from time to time by the Agent in accordance with the terms of this Agreement: (a) to give notice of the Agent’s right in respect of the Collateral to enforce the same; (b) to prepare, execute, file, record or deliver notes, assignments, schedules, financing statements, Control Agreements, continuation statements, termination statements, statements of assignment, applications for registration or like papers to perfect, preserve or release the Agent’s interest in the Collateral (which in the case of any UCC-filings, may include, “all-assets” filings); (c) to verify facts concerning the Collateral by inquiry of obligors thereon, or otherwise, in its own name or fictitious name; (d) solely after an Event of Default, to endorse, collect, deliver and receive payment under instruments for the payment of money constituting or relating to the Collateral; (e) solely after an Event of Default, to exercise all rights, powers and remedies which such Loan Party would have, but for this Agreement, under all Collateral; and (h) to do all acts and things and execute all documents in the name of such Loan Party, deemed by the Agent as necessary, proper and advisable in connection with the preservation, perfection or enforcement of its rights hereunder. Upon the termination of this Agreement pursuant to Section 19 hereof, the security interest granted by such Loan Party in favor of the Agent under this Agreement shall be terminated and released without any further action by any person and the Agent shall, at the Loan Parties’ request and sole cost and expense, release its liens and execute and deliver to the Borrower, such documents as reasonably requested by such Loan Party to evidence such release.

(b)   Priority of Security Interest. Except as otherwise provided in the Orders, each Loan Party represents, warrants, and covenants that the security interest granted herein are, and shall at all times continue to be, first priority perfected security interest.

11.              Representations and Warranties. Each Loan Party represents and warrants to the Agent that (and where applicable, agrees) as follows, in each case as of the date hereof and after giving effect to the making of the Loans hereunder:

(a)  Each Loan Party and each Subsidiary is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite corporate power to execute and deliver this Agreement and to perform its obligations hereunder.

(b)  Each Loan Party has duly authorized this Agreement by all necessary corporate or other organizational actions and has duly executed and delivered this Agreement.

(c)  This Agreement constitutes a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its terms.

(d)  The execution and delivery of this Agreement by each Loan Party do not, and the performance of its obligations hereunder will not, (i) result in a violation by such Loan Party of the charter, articles or certificate of organization or incorporation and bylaws or operating, management or partnership agreement, or other organizational or governing documents of such Loan Party, (ii) result in a violation of any law applicable to such Loan Party or (iii) require any consent or approval of, registration or filing with, or any other action by, any governmental authority except such as have been obtained or made and are in full force and effect.

(e)  The proceeds of all Loans made by the Lenders to the Borrower under this Agreement may be used by the Borrower for working capital and general corporate purposes of the Borrower and as otherwise provided in the Budget.

(f)  No event has occurred and is continuing which constitutes a Default or an Event of Default.

(g)  On and as of the Petition Date, the Budget, copies of which have heretofore been furnished to the Agent and following the Petition Date, any updated Budget delivered pursuant to Section 12(x), in each case, are based on good faith estimates and assumptions made at such time by the persons who prepared it.

(h)  The Cases were commenced on the Petition Date in accordance with applicable law, and notice of the hearing for the approval of the Interim Order has been given as identified in the certificate of service filed with the Bankruptcy Court.

(i)   The Interim Order and, after it has been entered, the Final Order are in full force and effect, and have not, in whole or in material part, been reversed, modified, amended, stayed, vacated, appealed or subject to a stay pending appeal or otherwise challenged or subject to any pending or threatened challenge or proceeding in any jurisdiction, and the Borrower is in material compliance with each Order.

12.	Covenants. Each Loan Party shall, and shall cause each of its Subsidiaries to:

(a)  Financial Statements and Other Reports and Notices. Deliver to the Agent:

(i)   promptly upon obtaining knowledge of any Default or an Event of Default, a reasonably detailed notice specifying the nature and period of existence of such event and what action such Loan Party has taken, is taking and proposes to take with respect thereto.

(ii)  commencing on the second Friday after the Petition Date and on the 15th of each month thereafter, a cash flow forecast in form and detail as prepared by Borrower in the ordinary course of business, covering all of the weeks through the Maturity Date.

(iii)  all reports filed, including monthly operating reports, with the Office of the United States Trustee, and shall promptly file all such monthly operating reports as and when due under the Bankruptcy Code.

(iv)  commencing on the date that is five (5) Business Days after the Petition Date, and thereafter on a weekly basis, on or before 11:59 p.m. Pacific time each Friday, a Budget Variance Report certified by the Debtors’ Chief Restructuring Officer, and any updates to the Budget that are approved by Agent in Agent’s sole discretion;

(v)  commencing on the Wednesday after the Petition Date and on each Wednesday thereafter, an updated statement of accounts payable and accounts receivable;

(vi)  upon the Agent’s request and solely to the extent otherwise internally prepared, promptly, all financial statements and information relating to any calendar month of such Loan Party and any bank accounts statement and similar information of such Loan Party, and any other certificates, readily available reports and other information (financial or otherwise) regarding the business, operations and financial condition of the Borrower and the other Loan Parties.

(b)   Inspection Rights. Permit any representatives designated by the Agent (including employees of the Agent or any consultants, accountants, lawyers, agents and appraisers retained by the Agent), upon reasonable prior notice, to visit and inspect its properties, liabilities, books and records, including examining and making extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

(c)   Insurance. Maintain with financially sound and reputable carriers, having a financial strength rating of at least investment grade by A.M. Best Company, insurance in such amounts and against such risks (including loss or damage to property; general liability; Errors and Omissions and Directors and Officers) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. The Borrower will furnish to the Agent, upon request, information in reasonable detail as to the insurance so maintained.

(d)   Key Persons. Request Agent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) to the appointment of any Key Person, and/or replacement of any Key Person appointed as of the date of this Agreement. The Agent hereby grants its consent to the position, or appointment, of all Key Persons as of the date of this Agreement.

(e)  Bank Accounts; Control Agreements.

(i)    Shall maintain all cash and cash equivalents at BOK Financial (d/b/a Bank of Oklahoma) and PNC Bank, National Association or other financial institutions reasonably acceptable to Agent.

(ii)   Enter into one or more Control Agreements, within ten (10) Business Days following the date of this Agreement (or such later date as the Agent may agree in its sole discretion) over any of its deposit, securities or other bank accounts existing on the date of this Agreement or created thereafter (such accounts, “Collateral Accounts”), unless waived by the Agent in its sole discretion.

(iii)  Except as required under the Bankruptcy Code or otherwise provided in the order of the Bankruptcy Court approving the Borrower’s cash management motion, rules or policies of the U.S. Trustee, and/or a Bankruptcy Court order, not maintain or establish any new bank accounts other than the Collateral Accounts (which Collateral Accounts constitute all of the deposit accounts, securities accounts or other accounts maintained by the Loan Parties as of the date of this Agreement) without prior written notice to the Agent and unless Agent, and the applicable Loan Party and the bank at which the account is to be opened enter into a Control Agreement over such bank account within ten (10) Business Days following the establishment of any such new Collateral Accounts, unless waived by the Agent in its sole discretion.

(f)   Further Assurances. (A) Cause any subsequently acquired or organized Subsidiary of such Loan Party, and the Borrower shall cause each direct or indirect parent holding company of the Borrower, in each case, to become a Loan Party by promptly, (i) executing and delivering to the Agent a joinder to this Agreement pursuant to which the joining party thereunder shall become a “Loan Party” under this Agreement and be bound by all obligations and covenants applicable to each Loan Party hereunder, and provide a Guaranty under Section 9 hereof and grant a security interest under Section 10 hereof, together with other documents as requested by and, in each case, in form and substance satisfactory to, the Agent, (ii) enter into one or more Control Agreements, as applicable, as required by Section 12(e)(iii) and (iii) taking all other actions as may be requested by the Agent to protect and perfect the security granted under Section 10 hereof and (B) take such actions as the Agent may request, from time to time, to ensure that the Obligations are guaranteed by the Guarantors as provided under Section 9 hereof and are secured, on a first priority perfected security interest, by the Collateral as provided under Section 10 hereof.

(g)  Not create, incur, assume, refinance or otherwise become or remain liable with respect to any indebtedness for borrowed money, in each case without the Agent’s prior written consent.

(h)  Not enter into any arrangement with any person whereby any Loan Party shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired by such Loan Party, and thereafter rent or lease such property or other property that such Loan Party intends to use for substantially the same purpose or purposes as the property being sold or transferred, in each case without the Agent’s prior written consent.

(i)   Not make or enter into any acquisition or investment, whether by means of (x) a purchase or other acquisition of any equity interests, ownership interests or any assets of another person or (y) a loan, advance or capital contribution to another person or assumption or purchase of debt of another person that is not a Loan Party, in each case without the Agent’s prior written consent.

(j)    Except as otherwise provided in an order of the Bankruptcy Court, not repay or prepay, in cash, any indebtedness owed to any person (other than to the Agent), without the Agent’s prior written consent; provided however that any indebtedness existing as of the date hereof and previously disclosed in writing to the Agent may be paid or repaid, in accordance with its disclosed terms, so long as no Default or Event of Default shall have occurred and is continuing or would result therefrom.

(k)   Not make or pay any cash dividend or other cash distribution to any holder of the equity interests of any Loan Party with respect to such equity interests.

(l)    Except in compliance with Section 12(f) above, not form any Subsidiaries, or otherwise acquire any entities who will become Subsidiaries of any Loan Party that themselves would not be Loan Parties, after the date of this Agreement, without the prior written consent of the Agent.

(m)  Not take any action, or refrain from taking any action, that could reasonably be expected to impair any intangible asset of any Loan Party.

(n)  Not violate, breach or terminate any Control Agreement and otherwise maintain and comply with the terms of any Control Agreement.

(o)  Not less than four (4) Business Days prior to filing any motion requesting approval for debtor-in-possession financing, use of cash collateral, approval of a disclosure statement and plan of reorganization, or any other material relief, Borrower shall send copies of such motions to Agent, and all such motions shall be satisfactory to Agent in Agent’s Permitted Discretion.

(p)  Not engage in any material business other than (i) the businesses engaged by such Loan Party on the date of this Agreement and similar, incidental or related businesses and (ii) such other lines of business as may be consented to by the Agent.

(q)  Not (i) amend or otherwise modify, or waive any rights under (A) the bylaws or operating, management or partnership agreement, or other organizational or governing documents of any Loan Party (including the Bylaws), or (B) any Material Agreement (except as permitted under the Plan) and (ii) enter into any Material Agreement or any extension, amendment or renewal thereof after the date hereof, without the prior written consent of the Agent, which consent shall not be unreasonably withheld, delayed or conditioned.

(r)   Not replace its independent public accountant without the prior written consent of the Agent, which consent shall not be unreasonably withheld, delayed or conditioned.

(s)  Materially comply with all covenants and agreements set forth in the Bylaws and the Restructuring Agreement.

(t)   Prepetition Debt. Debtors acknowledge that the Debtors are indebted to the Lenders for all amounts funded by the Lenders to the Debtors prior to the Petition Date in accordance with the Restructuring Agreement, which amount is not less than $1,265,000 as of the date of the Plan, on an unsecured basis, plus any accrued and unpaid interest and fees thereon (all such debt, the “Prepetition Debt”). Debtors hereby ratify and reaffirm all of their payment and performance obligations (including indemnification obligations) with respect to the Prepetition Debt, and acknowledge that the Prepetition Debt, upon confirmation by the Bankruptcy Court of a chapter 11 plan so providing, shall survive the Cases, and that all amounts owing thereunder are due and owing without counterclaim, defense, setoff or reduction of any kind by Debtors.

(u)  Use of Proceeds. The Borrower shall use the proceeds of the Loans in accordance with the Budget and the Orders entered in connection with the Cases exclusively for one or more of the following purposes (subject to any additional restrictions on the use of such proceeds and any such cash collateral set forth in the Interim Order):

(1)  to pay the fees owed to the Lenders whether or not set forth in the Budget;

(2)  to the extent not included in Section 12(u)(i), to pay certain costs, premiums, fees and expenses related to the Cases (including, without limitation, with respect to the Carve Out) in accordance with the Budget; and

(3)  to fund working capital and other needs of the Debtors in accordance with the Budget.

Proceeds of the Facility or cash collateral shall not be used (a) by the Debtors, or any other party- in-interest, including a Committee, or any of their representatives, to challenge or otherwise contest or institute any proceeding of any kind or nature to determine (i) the validity, perfection, enforceability or priority of claims or security interests in favor of Agent, or (ii) the validity, perfection, enforceability of the Prepetition Debt, (b) to commence, prosecute or defend any claim, motion, proceeding or cause of action of any kind or nature against Agent and/or Lenders and their respective agents, attorneys, advisors or representatives including, without limitation, any lender liability claims or subordination claims, (c) to commence, prosecute or defend any claim or proceeding or cause of action of any kind or nature to disallow or challenge the Prepetition Debt, any loan documents relating thereto, or any other Loan Document, or (d) to fund acquisitions, capital expenditures, capital leases, or any other similar expenditure other than capital expenditures specifically set forth in the Budget and approved by the Agent, in each case except as otherwise permitted in the Orders.

(v)  Milestones. The Borrower shall achieve each of the following milestones (as the same may be extended from time to time with the consent of the Agent, the “Milestones”), each in a manner and in form and substance satisfactory to the Agent and the Plan Sponsor:

(i)   Commence the chapter 11 cases no later than August 14, 2023

(ii)  File with the Bankruptcy Court no later than August 14, 2023:

(a)   schedules and statement of financial affairs; (b) an application to retain a claims agent; (c) a motion for orders approving this Agreement on an interim (an “Interim Financing Order”) and final (a “Final Financing Order”) basis; (d) a motion to continue cash management; (e) such other first day papers as may be approved or requested by the Borrower or the Agent; (f) the Plan; (g) the disclosure statement relating to the Plan; (h) a motion seeking entry of an order (the “Prepack Scheduling Order”) scheduling and approval for a combined hearing on the Plan and disclosure statement, setting an objection deadline with respect thereto, establishing related confirmation procedures and approving the disclosure statement on an interim basis; (i) a motion seeking the Bankruptcy Court’s approval of assumption of the Restructuring Agreement; (j) the NOL Motion; and (k) a motion for approval of bar dates.

(iii)  The Bankruptcy Court shall enter no later than August 15, 2023: the Interim Financing Order, the Prepack Scheduling Order and the interim order approving the NOL Motion.

(iv)  File with the Bankruptcy Court a motion to retain professionals and an interim compensation motion no later than August 24, 2023.

(v)  The Bankruptcy Court shall enter an order approving the bar date motion no later than August 29, 2023.

(vi)  The Bankruptcy Court shall enter no later than September 14, 2023: the Final Financing Order, an order authorizing the Debtors to assume the Restructuring Agreement and the final order approving the NOL Motion.

(vii)  The Bankruptcy Court shall enter an order establishing the general bar date for filing proofs of claim of no later than October 2, 2023.

(viii)  The Bankruptcy Court shall enter an order approving the disclosure statement and the Plan no later than October 6, 2023.

(ix)  The Effective Date of the Plan shall occur no later than October 13, 2023.

(w)  First Day Orders. The Loan Parties shall cause all proposed “first day orders” submitted to the Bankruptcy Court to be in accordance with and permitted by the terms of this Agreement in all respects.

(x)  Budget. The Loan Parties and their Subsidiaries will use the proceeds of the Loans solely to make disbursements for expenditures provided for in accordance with Section 12(u) and this Section 12(x). The Loan Parties and their Subsidiaries shall not pay any expenses (other than de minimis amounts) or other disbursements (other than de minimis disbursements) other than the type and amount of expenses and disbursements set forth in the Budget. If the Budget is updated, modified or supplemented by the Borrower, each such updated, modified or supplemented Budget shall be approved in writing by, and shall be in form and substance satisfactory to, the Agent and no such updated, modified or supplemented budget shall be effective until so approved and once so approved shall be deemed to be a Budget; provided, however, that any such updated, modified or supplemented Budget provided to the Agent shall be deemed approved at 5:00 p.m. (Eastern Time) five (5) days following the delivery of such Budget to the Agent if the Agent has neither approved nor rejected such Budget. Each Budget delivered to Agent shall be accompanied by such supporting documentation as reasonably requested by the Agent. Each Budget shall be prepared in good faith based upon assumptions which the Borrower believes to be reasonable. The Loan Parties shall not cause expenses to vary from the applicable Budget by more than ten percent (10%) in excess of the aggregate budgeted amount for cash disbursements on a trailing one-week basis (collectively, the “Permitted Budget Variances”); provided that to the extent the actual cash receipts in any such weekly period exceed the amounts for such period in the applicable Budget, or if the cash disbursements in any such period are less than the amounts for such period in the applicable Budget, then the “Permitted Budget Variance” for such receipts or disbursements, as applicable, for the next succeeding period shall be increased by an amount equal to such difference (and shall continue to roll over into successive weekly periods to the extent such additional budgeted capacity is unused by the Loan Parties). In the event that actual amounts for total cash receipts and cash disbursements from operations line items and/or professional fees are in excess of the Budget, the parties hereto agree to negotiate in good faith to discuss any modification to the Budget and Permitted Budget Variances, it being understood and agreed that the Lenders shall have no obligation to fund any amounts in excess of the Budget and Permitted Budget Variances (but in no amount shall have any obligation to fund in excess of the Facility Amount.

(y)  Filing of Motions and Applications. Without the prior written consent of the Agent, the Loan Parties shall not apply to the Bankruptcy Court for, or join in or support any motion or application seeking, authority to (a) take any action that is prohibited by the terms of any of the Restructuring Agreement, the Loan Documents or the Orders (including, but not limited to, a motion to sell any of the Debtors’ assets), (b) refrain from taking any action that is required to be taken by the terms of the Restructuring Agreement, any of the Loan Documents or the Orders, or (c) permit any debt or claim to be pari passu with or senior to any of the Loans, except as expressly stated in the Orders.

(z)   Superpriority Claim. No Loan Party shall incur, create, assume, suffer to exist or permit any other Superpriority Claim that is pari passu with or senior to the claims of the Agent and/or Lenders against the Borrower or any of its Subsidiaries, except for the Carve Out, and as otherwise expressly stated in the Orders.

13.	Expenses; Indemnity; Damage Waiver.

(a)  The Loan Parties shall indemnify the Agent, the Lenders and each affiliate, director, officer, employee, agent and advisor of the Agent and Lenders, each solely in their capacities as such (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees and disbursements of counsel for any Indemnitee (the “Losses”), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, any actual or prospective claim, litigation, investigation or proceeding relating to (i) the execution or delivery of this Agreement, the performance of the parties hereto of their respective obligations thereunder or (ii) the Loans or the use of the proceeds therefrom, in each case, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Losses are determined by a final judgment of a court of competent jurisdiction to have been incurred by reason of actual fraud, gross negligence, bad faith or willful misconduct of such Indemnitee.

(b)  Reimbursement by the Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 13 to be paid by it to the Agent (or any sub-agent thereof), each Lender severally agrees to pay to the Agent (or any such sub- agent), such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Obligations at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) of any of the foregoing acting for the Agent (or any such sub-agent).

(c)  To the extent permitted by applicable law, the Loan Parties shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated thereby, each Loan or the use of the proceeds thereof.

(d)  All amounts due under this Section 13 shall be payable promptly after written demand therefor. The Obligations of the Loan Parties under this Section 13 shall survive payment in full of the Loans.

14.              Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party hereto. The Loan Parties may not assign this Agreement or any rights or obligations under it without the Agent’s prior written consent (which may be granted or withheld in the Agent’s discretion). No Lender may assign this Agreement or any rights or obligations under it without the prior written consent of the Agent (which may be granted or withheld in the Agent’s sole but reasonable discretion).

15.              Amendment and Integration. Any provision of this Agreement may be amended, waived or modified only upon the prior written consent of the Loan Parties and the Agent; provided however, that no amendment, without the consent of all Lenders, shall (a) reduce or increase the amount or alter the term of the Commitment of such Lender, (b) alter the provisions relating to any fees (or any other payments) payable to such Lender, or accelerate the obligations of such Lender to advance its portion of any Loan, (c) extend the time for payment for the principal of or interest on the Obligations, or fees or costs, or reduce the principal amount of the Obligations (except as a result of the application of payments or prepayments), or reduce the rate of interest borne by the Obligations (other than as a result of waiving the applicability of the Default Rate), or otherwise affect the terms of payment of the principal of or any interest on the Obligations or fees or costs hereunder, (d) release any liens granted under the Loan Documents or any Guarantor from its obligations under the Loan Documents, except as otherwise contemplated herein or therein, and except in connection with the transfer of interests in the Borrower permitted hereunder or in any other Loan Document, (e) amend the definition of “Availability Period”, “Maturity Date”, or “Obligations”, (f) change the percentages specified in the definition of Required Lenders herein or any other provision hereof specifying the number or percentage of the Lenders which are required to amend, waive or modify any rights hereunder or otherwise make any determination or grant any consent hereunder, (g) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under (or in respect of) the Loan Documents, (h) amend this Section 15, (i) agree to the subordination of any liens granted under the Loan Documents. This Agreement represents the entire agreement about this subject matter and supersedes prior negotiations or agreements relating thereto. All prior agreements, understandings, representations, warranties, and negotiations about the subject matter of this Agreement merge into this Agreement.

16.              Notices. Except as otherwise provided in the Orders, all notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and delivered to each other party at the address set forth below, or at such other address as such party shall have furnished to the other party in writing. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally or

(iii)   one (1) Business Day after being deposited with an overnight courier service of recognized standing:

Borrower or any other Loan Party:

Wyse Advisors LLC 51 JFK Parkway

Short Hills, New Jersey 07078

Attention: Mike Wyse, Chief Restructuring Officer

with a copy to (service on which shall not constitute notice hereunder):

Young Conaway Stargatt & Taylor, LLP

1000 North King Street Wilmington, Delaware 19801 Attention : Robert F. Poppiti, Jr. Email : rpoppiti@ycst.com

Agent:

Nighthawks Holdings I, LLC

228 Park Avenue South, PMB 27207 New York, New York 10003] Attention: Daniel Strauss

E-mail: daniel@strausscap.com

with a copy to (service on which shall not constitute notice hereunder):

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10154

Attention: Daniel B. Besikof

E-mail: dbesikof@loeb.com

17.            Waivers. Except as otherwise expressly provided herein, the Loan Parties hereby waive notice of an Event of Default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

18.            Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

19.            Termination of this Agreement. This Agreement may not be terminated prior to the Maturity Date, unless mutually agreed to in writing by the Lenders and the Loan Parties; provided, further, that the provisions of Section 13 hereof shall survive and remain in full force and effect regardless of the repayment of the Loan or the termination of this Agreement or any provision hereof.

20.	Reserved.

21.           Usury. In the event any interest is paid on this Agreement that is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Agreement.

22.           Counterparts and Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement. The words “execution,” “signed,” “signature,” and words of like import shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

23.           Governing Law. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware, or of any other state. The parties hereby submit and consent irrevocably to the exclusive jurisdiction of the Bankruptcy Court for the interpretation and enforcement of the provisions of this Agreement. The parties also agree that the jurisdiction over the person of such parties and the subject matter of such dispute shall be effected by the mailing of process or other papers in connection with any such action in the manner provided for herein or in such other manner as may be lawful, and that service in such manner shall constitute valid and sufficient service of process.

24.           Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.

25.	Agency Provisions.

25.1          Appointment and Authorization of Agent.

(e)  Authority. Each Lender (including any Person that is an assignee, participant, secured party or other transferee with respect to the interest of such Lender in any Obligations or otherwise under this Agreement) (collectively with such Lender, a “Lender Party”) hereby irrevocably appoints, designates and authorizes Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms hereof and of the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Loan Documents, Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, nor shall Agent have or been deemed to have any fiduciary relationship with any Lender Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any of the other Loan Documents or otherwise exist against Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The provisions of this Section 25 are solely for the benefit of the Agent and the Lenders and none of the Loan Parties or any affiliate of the foregoing (each, a “Borrower Party”) shall have any rights as a third-party beneficiary of the provisions hereof (except for the provisions that explicitly relate to the Loan Parties in Section 25.10).

(f)   Release of Collateral. The Lenders irrevocably authorize the Agent (without any further consent of the Lenders), at the Agent’s option and in its sole discretion, to release any security interest in or lien on any Collateral granted to or held by the Agent: (i) upon termination of this Agreement and the other Loan Documents, termination of the Facility and payment in full of all of the Obligations (other than contingent obligations for which no claim has yet been made), including all fees and indemnified costs and expenses that are then due and payable pursuant to the terms of the Loan Documents; and (ii) if approved by the Lenders pursuant to the terms of Section 12.1. Upon the request of the Agent, the Lenders will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant to this Section 25.1(b).

25.2          Delegation of Duties. Agent may execute any of its duties hereunder or under the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of legal counsel, accountants, and other professionals selected by Agent concerning all matters pertaining to such duties. Agent shall not be responsible to any Lender for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care, nor shall it be liable for any action taken or suffered in good faith by it in accordance with the advice of such Persons. The exculpatory provisions of this Section 25 shall apply to any such sub-agent of Agent.

25.3          Exculpatory Provisions. Neither Agent nor any of its affiliates, nor any of their respective officers, directors, employees, agents or attorneys-in-fact (each such person, an “Agent- Related Person”), shall be liable to any Lender Party for any action taken or omitted to be taken by it under or in connection herewith or in connection with any of the other Loan Documents (except for its own gross negligence or willful misconduct) or be responsible in any manner to any Lender Party for any recitals, statements, representations or warranties made by any of the Borrower Parties contained herein or in any of the other Loan Documents or in any certificate, report, document, financial statement or other written or oral statement referred to or provided for in, or received by Agent under or in connection herewith or in connection with the other Loan Documents, or enforceability or sufficiency therefor of any of the other Loan Documents, or for any failure of any Borrower Party to perform its obligations hereunder or thereunder. No Agent- Related Person shall be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement, or any of the other Loan Documents or for any representations, warranties, recitals or statements made herein or therein or made by any Borrower Party in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Agent-Related Person to the Lenders or by or on behalf of the Borrower Parties to the Agent- Related Person or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books or records of the Borrower Parties. The Agent is not a trustee for the Lenders and owes no fiduciary duty to the Lenders. Each Lender Party recognizes and agrees that the Agent shall not be required to determine independently whether the conditions described in Section 3 have been satisfied and, when the Agent disburses funds to the Borrower, it may rely fully upon statements contained in the relevant requests by a Borrower Party.

25.4          Reliance on Communications. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, email, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to any of the Borrower Parties, independent accountants and other experts selected by the Agent with reasonable care). Agent may deem and treat each Lender as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with Agent in accordance with Section 14. Agent shall be fully justified in failing or refusing to take any action under this Agreement or under any of the other Loan Documents unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Loan Documents in accordance with a request of the Required Lenders (or to the extent specifically required, all of the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).

25.5          Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless Agent has received notice from a Lender or a Borrower Party referring to the Loan Document, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Agent will notify the Lenders of its receipt of any such notice, and the Agent shall take such action with respect to such Default or Event of Default it deems appropriate and as may be permitted by the Loan Documents.

25.6          Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that no Agent-Related Person has made any representations or warranties to it and that no act by any Agent-Related Person hereafter taken, including any review of the affairs of any Borrower Party, shall be deemed to constitute any representation or warranty by the Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower Parties and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Borrower Parties which may come into the possession of any Agent-Related Person.

25.7          Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify, upon demand, each Agent-Related Person (to the extent not reimbursed by a Borrower Party and without limiting any obligation of the Borrower Parties to do so), ratably in accordance with the applicable Lender’s respective Lender’s Pro Rata Share, and hold harmless each Agent-Related Person from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following payment in full of the Obligations) be imposed on, incurred by or asserted against it in its capacity as such in any way relating to or arising out of this Agreement or the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by it under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Person’s gross negligence or willful misconduct, or related to another Lender; provided, further, that no action taken in accordance with the directions of the Required Lenders or all Lenders, as applicable, shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 25.7. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney costs) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of the Borrower Parties. The agreements in this Section 25.7 shall survive the termination of the Facility, payment of all of the Obligations hereunder and under the other Loan Documents or any documents contemplated by or referred to herein or therein, as well as the resignation or replacement of Agent.

25.8          Agent in Its Individual Capacity. Agent (and any successor acting as Agent) and its affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Borrower Party (or any of their Subsidiaries or affiliates) as though Agent were not the Agent or a Lender hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Agent or its affiliates may receive information regarding the Borrower Parties or their affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that Agent shall be under no obligation to provide such information to them. With respect to the Loans made and all obligations owing to it, the Agent acting in its individual capacity shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Agent, and the terms “Lender” and “Lenders” shall include Agent in its individual capacity.

25.9	Successor Agent.

(a) Resignation of Agent. (i) The Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower and subject to the consent of the Borrower (provided no Event of Default has occurred and is continuing at the time of such resignation), to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(ii)  If the Person serving as Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person, remove such Person as Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(iii)  With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Agent shall continue to hold such Collateral until such time as a successor Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity payments owed to the retiring or removed Agent), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 25 and Section 13 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

25.10       Reliance by the Borrower. The Borrower shall be entitled to rely upon, and to act or refrain from acting on the basis of, any notice, statement, certificate, waiver or other document or instrument delivered by the Agent to the Borrower, so long as the Agent is purporting to act in its respective capacity as the Agent pursuant to this Agreement, and the Borrower shall not be responsible or liable to any Lender (or to any participant or to any assignee), or as a result of any action or failure to act (including actions or omissions which would otherwise constitute defaults hereunder) which is based upon such reliance upon the Agent. The Borrower shall be entitled to treat the Agent as the properly authorized Agent pursuant to this Agreement until the Borrower shall have received written notice of resignation, and the Borrower shall not be obligated to recognize any successor Agent until the Borrower shall have received written notification satisfactory to it of the appointment of such successor.

25.11       Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, administration, adjustment, composition or other judicial proceeding relative to any Borrower Party, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and their respective agents and counsel and all other amounts due the Lenders hereunder) allowed in such judicial proceeding; and

(b)  to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator, administrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to such Lender, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent hereunder.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

26.	Defaulting Lenders.

(a)  Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)   Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be excluded as set forth in the definition of Required Lenders.

(ii)  Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise) or received by the Agent from a Defaulting Lender shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined by the Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made at a time when the conditions set forth in Section 3 were satisfied or waived, such payment shall be applied solely to pay the Loans owed to, all non- Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with their Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)   Certain Fees. Each Defaulting Lender shall be entitled to receive interest for any period during which such Lender is a Defaulting Lender only to extent allocable to the sum of the outstanding principal amount of the Loans funded by it.

(b)    Defaulting Lender Cure. If the Borrower and the Agent agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify in writing the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded to be held pro rata by the Lenders in accordance with their Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

27.              Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Availability Period” means the period commencing on the Petition Date and ending on the Maturity Date.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Court” means the United States Bankruptcy Court for Delaware or any court having jurisdiction over the Cases from time to time.

“Borrower Party” has the meaning set forth in Section 25.1 of this Agreement.

“Budget” means a 13-week cash flow projection and debtor-in-possession budget in form and substance acceptable to the Agent, which begins on or around the Petition Date; provided that, with the prior written consent of the Agent, the budget may be updated, modified or supplemented in accordance with Section 12(x).

“Budget Variance Report” means a report provided by the Borrower to the Agent showing by line item and in the aggregate the actual cash disbursements of the Borrower for the period set forth in Section 12(x), comparing the actual cash receipts and disbursements (on a line item by line item basis) with the cumulative budgeted amounts for each such line item set forth in the Budget for such period, noting therein all variances on a line-item and cumulative basis from the amounts set forth for such period in the Budget, together with explanations for all material variances, and certified as being true and correct in all material respects by the Debtors’ Chief Restructuring Officer.

“Business Day” means with respect to any borrowing or payment, a day other than Saturday or Sunday on which banks are open for business in New York, NY.

“Bylaws” means the Bylaws of the Borrower as in effect on the date of this Agreement and as may be amended from time to time.

“Carve Out” shall mean all administrative expenses paid to either Borrower’s or Committee’s retained professionals pursuant to interim or final Court orders, or any and all amounts in the Carve Out Account, and otherwise as may be defined in the Final Order.

“Carve Out Account” means the professional fee escrow provided for in the Orders. “Cases” means the cases initiated by the Borrower’s filing of a voluntary petition for relief with the Bankruptcy Court under chapter 11 of the Bankruptcy Code.

“Committee” means any official committee of unsecured creditors appointed in the Case by the U.S. Trustee.

“Commitment” means, for each Lender, the amount set forth on Annex C hereto. “Control Agreement” means a tri-party control agreement, executed and delivered by the applicable Loan Party, the Agent, and a depository intermediary, in form and substance satisfactory to the Agent, which agreement is sufficient for Agent to establish “control”, within the meaning of the UCC, over each of such Loan Party’s deposit accounts, securities accounts or other bank accounts, as applicable, maintained by the depository intermediary and in any event providing for (i) “springing” dominion following the delivery of a “notice of exclusive control” (or similar notice) during the occurrence and continuance of an Event of Default and (ii)(x) if requested, delivery to the Agent of duplicate account statements when delivered to the applicable Loan Party and (y) full on-line access to the Agent of account information regarding the accounts including, but not limited to, account activity and current balances.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of the Loans required to be funded by it hereunder within two (2) Business Days of the date such Loans were required to be funded hereunder, or (ii) pay to the Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified any Loan Party or the Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three (3) Business Days after written request by the Agent or the Loan Parties, to confirm in writing to the Agent and the Loan Parties that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Loan Parties), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity. Any determination by the Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Loan Parties and each other Lender.

“Final Order” means a final order of the Bankruptcy Court in substantially the form of the Interim Order (or such other form acceptable to the Agent) authorizing the Loans.

“Final Order Entry Date” means the date on which the Final Order is entered by the Bankruptcy Court.

“Guarantor” means each Subsidiary Guarantor.

“Guaranty” means (a) the guarantee of the Obligations by each of the Guarantors provided pursuant to Section 9 hereof and (b) any other guarantee of the Obligations by any other Subsidiary, provided pursuant to a joinder to this Agreement or other documentation in form and substance reasonably acceptable to the Agent.

“HOMF” means HOMF II Distressed Opportunities, Ltd. or any of its successors or assigns, or any designee thereof.

“Initial Amount” means an aggregate principal amount equal to $900,000. “Initial Borrowing” has the meaning set forth in Section 3(b) of this Agreement.

“Interim Order” means an interim order of the Bankruptcy Court (as the same may be amended, supplemented, or modified from time to time after entry thereof in accordance with the terms thereof) in the form set forth as Exhibit A hereto, with changes to such form as are satisfactory to the Agent, approving the Loan Documents and authorizing the Initial Borrowing in such amounts as are contemplated by Section 2.1(a).

“Interim Order Entry Date” means the date on which the Interim Order is entered by the Bankruptcy Court.

“Key Person” means Mike Wyse in his capacity as the Debtors’ Chief Restructuring Officer.

“Lender” means (a) Agent, in its capacity as lender, and (b) each other Person listed on a signature page to this Agreement as a lender, and (c) each other Person that becomes a party to this Agreement in accordance with the terms hereof.

“Lender Party” has the meaning set forth in Section 25.1 of this Agreement.

“Loan Documents” means this Agreement (including any renewals, extensions, re- issuances and refundings thereof) and such other agreements, and any amendments or supplements thereto or modifications thereof, executed or delivered pursuant to the terms of this Agreement or any other Loan Document.

“Loan Party” means, the Borrower and each Guarantor.

“Material Agreement” means (a) any employment or consulting agreement which provides for compensation in excess of $20,000 per year; (b) any contract for the purchase or lease of real property; or (c) any contract for the purchase of services, materials, supplies, goods, equipment or other assets or property that provides for either (i) annual payments of

$20,000 or more, or (ii) aggregate payments of $40,000 or more.

“Maturity Date” means the earliest of (i) the date which is ninety (90) days following the Petition Date; (ii) the effective date of a plan of reorganization or liquidation in the Cases; (iii) the date of filing or support by the Borrower of a plan of reorganization other than the plan contemplated by the Restructuring Agreement; (iv) entry of an order by the Bankruptcy Court converting the Cases to a proceeding or proceedings under Chapter 7 of the Bankruptcy Code; (v) entry of a final order by the Bankruptcy Court dismissing the Cases; or (vi) the date of termination of the Facility and the acceleration of any outstanding extensions of credit under the Loans in accordance with the terms of this Agreement.

“Nighthawks Holdings” means Nighthawks Holdings I, LLC or any of its successors or assigns, or any designee thereof.

“Non-Default Rate” has the meaning set forth in Section 4(a) of this Agreement. “Obligations” means all unpaid principal of, and accrued and unpaid interest due on, the Loans and all other obligations, interest (including at the Default Rate, if any), fees, charges, indemnities and expenses of any Loan Party to the Agent and/or Lenders arising under or in connection with this Agreement.

“Orders” means collectively the Interim Order and Final Order.

“Permitted Discretion” means a determination made in good faith in the exercise of its commercially reasonable (from the perspective of a first priority perfected secured asset based lender) business judgment based on how an asset based lender with similar rights providing a credit facility of the type provided under this Agreement would act in similar circumstances at the time with the information then available to it.

“Person” means an individual, sole proprietorship, joint venture, association, trust, estate, business trust, corporation, limited liability company, exempted company, limited liability partnership, limited partnership, exempted limited partnership, nonprofit corporation, partnership, sovereign government or agency, instrumentality, or political subdivision thereof, or any similar entity or organization.

“Petition Date” means the date that the Borrower files a voluntary petition with the Bankruptcy Court initiating the Cases.

“Plan Sponsor” means Nighthawks Holdings and HOMF.

“Pro Rata Share” means, with respect to each Lender, the percentage obtained from the fraction: (a) (i) the numerator of which is the Commitment of such Lender; and (ii) the denominator of which is the aggregate Commitments of all Lenders; or (b) in the event the Commitments of all Lenders have been terminated: (i) the numerator of which is the sum of the Obligations owed to such Lender; and (ii) the denominator of which is the aggregate owed to all of the Lenders.

“Required Lenders” means, (i) at all times there is only one (1) Lender, such Lender, (ii) at all times there are two (2) Lenders that are not affiliates, both such unaffiliated Lenders, and (iii) at all times there are three (3) or more Lenders, the Lenders holding an aggregate Pro Rata Share of greater than fifty percent (50%). The Commitments and Obligations of any Defaulting Lender shall be disregarded from both the numerator and the denominator in determining Required Lenders at any time.

“Restructuring Agreement” means the certain Restructuring Support Agreement dated as of August 4, 2023 by and among (a) Borrower, (b) Nighthawks Holdings; (c) HOMF; and (d) Taberna Preferred Funding I LLC and Taberna Preferred Funding II LLC.

“Specified Account” means an account of the Agent used in connection with the Initial Borrowing, which account is not subject to a security interest by any other person.

“Subsidiary” means any direct or indirect subsidiary of each Loan Party, as applicable. “Superpriority Claim” means a claim against any Debtor in any of the Cases which is an administrative expense claim having priority over any and all administrative expenses, diminution claims and all other claims against the Debtors, now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expenses of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code, and over any and all administrative expenses or other claims arising under Sections 105, 326, 328, 330, 331, 364, 365, 503(b), 506(c), 507(a), 507(b), 546, 726, 1113 or 1114 of the Bankruptcy Code, in all cases subject to the terms of the Orders.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of Delaware; provided, however, that, in the event that, by reason of mandatory provisions of any applicable law, any of the attachment, perfection or priority of the Borrower’s security interest in any Collateral is governed by the Uniform Commercial Code of a jurisdiction other than the State of Delaware, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of the definitions related to or otherwise used in such provisions.

[Signature page follows]

IN WITNESS WHEREOF, each of the undersigned have caused this Agreement to be executed as of the date first written above.

BORROWER:

NOVATION HOLDING, INC.

By:
Name:
Title:

NOVATION COMPANIES, INC.

By:
Name:
Title:

HEALTHCARE STAFFING, INC.

By:
Name:
Title:

NOVASTAR MORTGAGE LLC

By:
Name:
Title:

[Signature Page to Loan and Security Agreement]

AGENT AND LENDER:

NIGHTHAWKS HOLDINGS I, LLC

By:
Name: Daniel Strauss
Title: Authorized Signatory

[Signature Page to Loan and Security Agreement]

LENDER:

HOMF II DISTRESSED OPPORTUNITIES, LTD.

By:
Name: Justin Gregory
Title: Authorized Signatory

[Signature Page to Loan and Security Agreement]

ANNEX A

Date Made	Name - Memo	Principal Amount Loaned

TOTAL PRINCIPAL AMOUNT LOANED

ANNEX B

DESCRIPTION OF COLLATERAL

Definitions:

When used herein the terms Account, As-Extracted Collateral, Chattel Paper, Commercial Tort Claim, Deposit Account, Document, Electronic Chattel Paper, Equipment, Fixture, Goods, Instrument, Inventory, Investment Property, Letter-of-Credit Rights, Money, Account, Supporting Obligations and Tangible Chattel Paper have the respective meanings provided in Article 8 or Article 9, as applicable, of the UCC. Letter of Credit has the meaning provided in Section 5-102 of the UCC. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the UCC, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

“Collateral”, shall mean:

(a)            All Accounts (together with all guaranties thereof and security therefor, all rights of stoppage in transit, replevin and reclamation and all rights as an unpaid vendor);

(b)	All Chattel Paper (including Electronic Chattel Paper and Tangible Chattel Paper);

(c)	All Commercial Tort Claims;

(d)	All Deposit Accounts;

(e)	All Documents;

(f)	All Fixtures;

(g)	All General Intangibles (including all Intellectual Property Collateral);

(h)            All Goods (including all Inventory and all Equipment), together with all accessions, additions, attachments, improvements, substitutions, and replacements thereto and therefor;

(i)             All Instruments, all tax refunds, all tax refund claims and all other rights and claims to payment (together with all guaranties thereof and security therefor);

(j)	All Investment Property (including all equity and stock interests);

(k)	All Letter-of-Credit Rights and all Letters of Credit;

(l)	All Money (of every jurisdiction whatsoever);

(m)	All oil, gas or other minerals before extraction and all As-Extracted Collateral;

(n)           All insurance policies (including casualty and hazard insurance and right as loss payee or endorsee thereof);

(o)           All Supporting Obligations and all security interests and all other liens securing rights to payment or performance, all leases and all rights of setoff;

(p)           All books, correspondence, records, writings, databases, information and other property relating to, used or useful in connection with, evidencing, embodying, incorporating or referring to, any of the Collateral;

(q)           All Proceeds and all products of, and all rights associated with, the foregoing and, to the extent not otherwise included, (A) all payments under insurance (whether or not the Borrower is the loss payee thereof), (B) rights acquired by reason of condemnation or exercise of the power of eminent domain, and (C) all tort claims; and

(r)            all other personal property and rights of every kind and description and interests therein;

in each case, whether such property is acquired prior to the Petition Date or after the Petition Date. Borrower agrees that the Obligations are entitled to Superpriority Claim status in the Cases pursuant to section 364(c)(1) of the Bankruptcy Code with priority over any and all administrative expense claims, whether heretofore or hereafter incurred, of the kind specified or ordered pursuant to or in accordance with any provision of the Bankruptcy Code, including, without limitation, sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546, 726, 1113, and 1114 of the Bankruptcy Code, subject in all cases to the terms of the Orders.

ANNEX C

Commitments

Lender	Commitment
Nighthawks Holdings I, LLC	$902,700
HOMF II Distressed Opportunities, Ltd.	$867,300
TOTAL	$1,770,000